UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

Matrix Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Colorado	0-21231	84-1233716
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 17th Street, Suite 2100, Denver, Colorado 80202
(Address of principal executive offices)

(303) 959-9898
(Registrant’s telephone number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act

Item 1.01.  Entry Into a Material Definitive Agreement.

On December 22, 2005, Sterling Trust Company entered into a Final Compromise Settlement Agreement and Release (“Agreement”) in connection with an action styled Roderick Adderley, et al. v. Sterling Trust Company pending before the District Court of Tarrant County, Texas (“Adderley I”). Under the Agreement, Sterling Trust Company paid an aggregate of $3,150,000 to the plaintiffs in final settlement of all of the plaintiffs’ claims against all of the defendants in the Adderley I action and the related action described below, including a full release from each plaintiff in favor of each defendant in both actions.

A related action styled Roderick Adderley, et al. v. Guy A. Gibson, et al., also pending before the District Court of Tarrant County, Texas, that had been abated by agreement of the parties pending final outcome of the Adderley I case, was also dismissed pursuant to the Agreement.

The Agreement was also made for the benefit of Matrix Bancorp, Inc. and Matrix Capital Bank, each of which is a signatory to the Agreement and each of which had been named a defendant in the related action. Although not signatories to the Agreement, the Agreement was also made for the benefit of The Vintage Group, Inc. and Vintage Delaware Holdings, Inc., two subsidiaries named as defendants in the related action; and Guy A. Gibson, current Chairman of the Board of Matrix Bancorp and former President and CEO of Matrix Bancorp, D. Mark Spencer, former President, Co-CEO and director of Matrix Bancorp, and Richard V. Schmitz, former President, Co-CEO and director of Matrix Bancorp, individuals named as defendants in the related action.

The Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated in this Current Report by reference. The summary of the material provisions of the Agreement is qualified in its entirety by reference to the copy of the Agreement filed as an exhibit to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit 10.1	Final Compromise Settlement Agreement and Release .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATRIX BANCORP, INC.

Dated: December 23, 2005	By:	/s/ T. ALLEN MCCONNELL

Name: T. Allen McConnell Title: Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Final Compromise Settlement Agreement and Release dated December 22, 2005.